Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]Preliminary Proxy Statement      [ ] Confidential, for Use of the
                                        Commission Only (as permitted by
                                        Rule 14-a-6(e)(2))
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               WSMP, INC.
- - ------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


- - ------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
   Schedule 14A.
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   6)i)(3).
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1) Title of each class of securities to which transaction applies:
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      filing fee is calculated and state how it was determined):
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[ ]Fee paid previously with preliminary materials.
[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing   for which the offsetting fee was paid
   previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:
   2) Form, Schedule or Registration Statement No.:
   3) Filing Party:
   4) Date Filed:



                             WSMP, INC.
                     1 WSMP Drive, P.O. Box 399
                  Claremont, North Carolina  28610



              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of
WSMP, Inc.


     The Annual Meeting of Shareholders of WSMP, Inc. will be held at the Holiday Inn, Piedmont Center on Lenoir-Rhyne Boulevard, Hickory, North Carolina 28601, on Thursday, June 27, 1996, at 10:00 a.m., Eastern Daylight Savings Time,to:


          1.   Elect three directors to terms of three years.

          2. Transact such other business as may properly come before the meeting.


     The Board of Directors has fixed the close of business on May 10, 1996, as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date are entitled to vote at the meeting.

     WSMP, Inc. hopes that as many shareholders as possible will personally attend the meeting. Whether or not you plan to attend, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent your voting in person at the meeting.

                              By Order of the Board of Directors,



                              RICHARD F. HOWARD
                              Secretary



Claremont, North Carolina
May 31, 1996







                             WSMP, INC.
                     1 WSMP Drive, P.O. Box 399
                  Claremont, North Carolina  28610

                            May 31, 1996


                          PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WSMP, Inc. (the Company) of proxies to be voted at its Annual Meeting of Shareholders to be held on Thursday, June 27, 1996, and at any adjournment thereof.
     The Board requests that all shareholders complete the enclosed proxy card and sign, date and return it as promptly as possible. Since many shareholders cannot personally attend, it is necessary that a large number be represented by proxy. The holders of record of a majority of the outstanding shares must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting.
     Any shareholder returning a proxy may revoke it when attending the Annual Meeting, by announcing on the floor his intention to personally vote his shares, or by mailing to the Secretary of the Company a later dated proxy or a written statement of revocation which must be received by the Secretary no later than June 24, 1996. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accor-dance with the Board of Directors' recommendation.
     The Company's By-Laws require an affirmative vote of the holders of a majority of the Common Stock present in person or by proxy and entitled to vote for approval of each of the proxy items listed on the proxy card and described below. Under North Carolina law and under the Company's By-laws, abstentions and broker non-votes are counted for purposes of determining a quorum, but are not counted in the number of shares voting to determine if a majority of shares voting have voted for approval of a proxy item. At May 10, 1996, the record date, there were 2,760,338 shares of the Company's Common Stock outstanding and entitled to one vote each at the Annual Meeting. These shares were registered in the names of approximately 1400 shareholders.
     This Proxy Statement is first being mailed on or about May 31, 1996.

     Cumulative Voting.  The laws of North Carolina under which the Company is
     -----------------
incorporated provide that, in connection with the election of directors, shareholders of a "public corporation" do not have the right to vote cumulatively in the election of directors. The Company presently qualifies as a "public corporation", which the North Carolina statute describes as a corporation that has a class of shares registered under Section 12 of the Securities Exchange Act of 1934. So long as the Company remains a "public corporation", shareholders do not and will not have cumulative voting rights in the election of directors. The persons receiving a plurality of the votes cast will be elected as directors.

     On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

     Principal Shareholders and Management Ownership.  The following table sets
     -----------------------------------------------
forth, as of the record date, information with respect to the WSMP, Inc. common stock ownership by (i) each person known to management to own beneficially 5% or more of the total outstanding shares of Common Stock; (ii) each person who is a director of the Company or a nominee for director; (iii) each named executive officer individually; and (iv) all directors and officers of the Company as a group.

                                                          No. of
                              No. of       Percen-        Shares       Percentage
                              Shares       tage of        Benefi-      of Out-
Name and Address              Directly     Outstanding    cially       standing
Beneficial Owner              Owned        Shares         Owned(1)     Shares(1)
- - ----------------------        -------      -----------    --------     ----------
RSH Management, Inc.(2)       918,312        33.3          918,312        27.9
 P. O. Box 399                  (4)                           (4)
 Claremont, NC  28610

HERTH Management,Inc.(3)      175,923         6.4          175,923         5.3
 P. O. Box 399                  (4)                           (4)
 Claremont, NC  28610

Richard F. Howard                 390          *         1,219,625        37.1
 P. O. Box 399                                           (1)(2)(3)
 Claremont, NC  28610

James C. Richardson, Jr.          500          *         1,219,735        37.1
 P. O. Box 399                                           (1)(2)(3)
 Claremont, NC  28610

Gregory A. Edgell              28,125         1.0        1,122,360        34.1
 3200 Devine Street              (5)                     (2)(3)(5)
 Columbia, SC  29205

James M. Templeton              5,299          *         1,162,034        35.3
 P. O. Box 399                                           (1)(2)(3)
 Claremont, NC  28610

Lewis C. Lanier                  -0-           *            -0-            *
 Route 5, Box  863
 Orangeburg, SC  29115

William R. McDonald, III         -0-           *            -0-            *
 1004 North Center Street
 Hickory, NC  28601

Miles M. Aldridge                -0-           *            -0-            *
 315 Sharebrook Lane
 Columbia, SC  29212

Richard F. Hendrickson         14,000          *            14,000         *
 P. O. Box 10007
 Raleigh, NC  27605

E. Edwin Bradford               2,249          *             2,249         *
 361 Tenth Avenue Drive, NE
 Hickory, NC  28603

Bobby G. Holman                   916          *            13,416         *
 P. O. Box 399                                                (1)
 Claremont, N.C.  28610

Charles F. Connor, Jr.        281,761        10.2          344,261        10.5
 P. O. Box 5l9                                                (6)
 Claremont, NC  28610

Cecil R. Hash                 132,721         4.8          257,721         7.8
 3536 Vest Mill Road            (7)                         (7)(8)
 Winston-Salem, NC  27103

All Directors and              52,139         1.8        1,611,374        49.0
 Officers as a
 Group (17 persons)


*less than 1% of shares


(1) Messrs. Howard, Richardson and Templeton have been granted the presently exercisable options to purchase 125,000, 125,000 and 62,500 shares, respectively, pursuant to the WSMP, Inc. Special Stock Option Plan, which
     shares are attributed to the respective optionee.   Five other officers,
     including Mr. Holman and Mr. Hefner, have been granted incentive stock options under the Incentive Stock Option Plan to purchase a total of 137,500 shares, options for 27,500 being presently exercisable and attributed to the optionees. See EXECUTIVE COMPENSATION -- Compensation Plans.

(2) The shares held by RSH Management, Inc. are attributed to each of its shareholders. RSH Management, Inc. has informed the Company that voting or disposition of its shares may only be done by the consent of the holders of a majority of its outstanding shares. The shareholders of RSH,
     and their ownership percentages of RSH, are   Messrs.  Howard (4.0%),
     Richardson (0.5%), Templeton (0.3%), Lyerly (4.0%), Hunsucker (1.7%), and HERTH Management, Inc. (91.9%). Beneficial ownership of other than a pro-rata interest in the shares is disclaimed by each shareholder of RSH.

(3) The shares held by HERTH Management, Inc. are attributed to each of its shareholders. HERTH Management, Inc. has informed the Company that voting or disposition of its shares may only be done by the consent of the
     holders of a majority of its outstanding shares.   The shareholders of
     HERTH, and their ownership percentages of HERTH, are Messrs. Howard (45%), Richardson (22%), Templeton (11%), and Edgell (22%). Beneficial ownership of other than a pro-rata interest in the shares is disclaimed by each shareholder of HERTH.

(4) RSH listing includes 156,176 shares held by HERTH for the benefit of RSH. HERTH listing excludes these shares.

(5) Includes 28,125 shares held by spouse as custodian for minor children. Beneficial ownership of such shares is disclaimed.

(6) Includes a presently exercisable option to purchase 62,500 shares granted when Mr. Connor was an officer of the Company.

(7) Includes 125,000 shares held nominally by Mr. Hash for the benefit of HERTH. Beneficial ownership of such shares is disclaimed.

(8) Includes a presently exercisable option to purchase 125,000 shares granted when Mr. Hash was an officer of the Company.


     As of May 10, 1996, Cede & Co., the nominee of the Depository Trust Company, New York, New York, which provides custodial services for various institutions, such as banks and stock brokerage firms, was the record holder of 711,052 shares of Common Stock representing 25.8% of the outstanding shares of Common Stock of the Company. The Company believes that none of these shares were beneficially owned by Cede & Co.

     Except as set forth above, management of the Company is not aware of any other person or group which owns in excess of five percent of the outstanding Common Stock of the Company.

     Compliance with Section 16(a) of the Securities Exchange Act of 1934.
     --------------------------------------------------------------------
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of the Company's stock ("Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based upon review of the copies of such reports furnished to the Company and written representa-tions that no other reports were required, all Section 16(a) filing require-ments applicable to Reporting Persons were complied with during fiscal 1996.

              ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

     The Company's By-Laws provide for nine directors, classified into three classes and elected for three year terms, or until their successors are duly elected and qualified. The Class II directors, whose terms expire at the 1996 annual meeting, are Messrs. James C. Richardson, Jr., Richard F. Hendrickson, and Bobby G. Holman. The remaining six directors were elected at prior annual meetings to serve until the annual meetings to be held in the years set forth below. Three Class II directors will be elected to serve three year terms expiring in 1999, upon the election and qualification of their successors.
Mr. Richardson, Mr. Hendrickson and Mr. Holman have been nominated for these terms by the Board of Directors.

     It is the intention of the persons named in the enclosed Proxy to vote the shares covered thereby for the election of the three nominees set forth below, for terms expiring as indicated.


                    - - - - - - - - - - - -
CLASS II - NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM EXPIRING JUNE, 1999.


     JAMES C. RICHARDSON, JR. became a director in 1987. Mr. Richardson has served WSMP as an executive officer since 1987, including Executive Vice President from 1989 to 1993 and Secretary from 1991 until 1993. Mr. Richardson is presently President of HERTH Management, Inc., the Company's management firm, and RSH Management, Inc. He became President and Chief Executive Officer of the Company in 1993. He is 47 years old.

     RICHARD F. HENDRICKSON was elected to the Board of Directors in 1993, after having previously served on the Board from 1988 to 1991. Mr. Hendrickson is Vice-President of York Properties, Inc. of Raleigh, North Carolina, a real estate firm which he has served since 1985. Mr. Hendrickson, 55 years old, is a member of the Executive Compensation, Sensitive Transactions and Audit Committees.

     BOBBY G. HOLMAN is WSMP, Inc.'s Chief Financial Officer and Treasurer. Prior to assuming this position in 1994, he had been an Assistant Vice President with Aetna Life & Casualty Insurance Company in Hartford, Connecticut, and managing director of the Food Industry segment of Aetna's Bond Investment Department, since 1985. Mr. Holman is 60 years old.



                    - - - - - - - - - - - -


CLASS III -    DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING JUNE, 1997.


     WILLIAM R. MCDONALD III, 61, has been a director since 1991, and serves on the Executive Compensation, Sensitive Transactions and Audit Committees. He is Branch Manager of American Pharmaceutical Services, a subsidiary of Living Centers of America, that provides pharmaceutical needs and prescription services to nursing homes. He has held this position with American or its
predecessors since 1989.   Mr. McDonald also serves as Mayor of the City of
Hickory, an elective office he has held since 1981.

     MILES M. ALDRIDGE was elected as a member of the Board of Directors in 1991. Mr. Aldridge is an assistant football coach at the University of Arkansas. Prior to assuming this position in 1996, he held positions as assistant football coach at Clemson University (1993-96), the University of South Carolina (1991-1993) and North Carolina State University (1990-1991). Mr. Aldridge, 47, is a member of the Executive Compensation, Sensitive Transactions and Audit Committees.

     LEWIS C. LANIER is a member of the law firm of Horger, Horger & Lanier of Orangeburg, South Carolina, joining this firm in 1985. Mr. Lanier, who was first elected to the Board in 1988, serves on the Executive Compensation, Sensitive Transactions and Audit Committees, and is 47 years old.

                    - - - - - - - - - - - -
CLASS I - DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING JUNE, 1998.

     RICHARD F. HOWARD, 46, became a director in 1987 and has served as Chair-
man of the Board of Directors since 1993.   Mr. Howard is presently Secretary
and Treasurer of the Company's management firm, HERTH Management, Inc., and also the affiliated RSH Management, Inc. Mr. Howard has served as Executive Vice President from 1989 to 1993, and was Chief Financial Officer and Treasurer of the Company from 1989 to 1994, and also presently serves as Secretary to the Company.

     JAMES M. TEMPLETON, a member of the Board since 1988, is 59 years old and serves WSMP as Senior Vice President of Franchising and Real Estate. He served the Company as Vice President of Real Estate from 1988 to 1994, when he assumed his present position. He is presently Vice-President of Administration of HERTH Management, Inc., a position he has held since 1991, and is Vice-Presi-dent of RSH Management, Inc., since 1987.

     E. EDWIN BRADFORD was first elected to the WSMP Board in 1993. Mr. Bradford is owner of Bradford Communications, Inc., a Hickory, North Carolina marketing and advertising firm which he founded in 1977. Mr. Bradford is 53 years old.

                   -----------------------------


     Should any of the foregoing nominees become unavailable for any reason, the persons named in the enclosed proxy intend to vote for such other persons as the present Board may nominate.

     Board Meetings and Committees of the Board.  The Board of Directors held
     ------------------------------------------
four meetings during the past fiscal year. The Board has appointed Audit, Executive Compensation, and Sensitive Transactions Committees, the members of which are indicated in the foregoing information on nominees. The Board functions as a committee of the whole to nominate candidates for Board membership.

     The Audit Committee, established in 1978 and consisting of four outside directors, met two times during the past fiscal year with the Company's financial management and independent auditors. The Committee reviews external audit plans and activities, reviews the Company's financial controls, approves all significant fees for audit and non-audit services provided by the independent auditors and recommends to the Board the selection or retention of independent auditors.

     The Executive Compensation Committee, established in 1978, which consists of four outside directors, sets and approves changes in executive compensation, and recommends to the Board changes in the Company's executive compensation arrangements. All proposals concerning executive compensation are first brought before this Committee; upon an affirmative recommendation of the Committee, proposals proceed to the full Board for consideration. The full Board is free to accept or reject the recommendation of the Committee. This Committee met one time during fiscal 1996.

     The Sensitive Transactions Committee, established in 1983, monitors and reviews for fairness certain transactions between the Company and its officers and directors. This Committee reviews all such transactions and recommends their approval or rejection to the full Board. The full Board is free to accept or reject the recommendation of this Committee. This Committee, which met twice during the past fiscal year, consists of four outside directors.

     During the past year the incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served, except for Mr. Aldridge, who was unable to attend at least 75% of such meetings because of business conflicts.

Remuneration of Directors.
- - -------------------------
     During fiscal 1996, outside directors were paid $2,000 per meeting attended. Directors who are employees of the Company or members of the HERTH Management, Inc. group, or who have material contracts with the Company receive no payment for serving as directors.

                           EXECUTIVE COMPENSATION

Cash Compensation of Executive Officers.
- - ---------------------------------------
     The following information relates to compensation paid by the Company to its Chief Executive Officer, and its other four most highly compensated executive officers of the Company for services in all capacities during the three fiscal years ended February 23, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                        Annual Compensation                      Compensation
                            --------------------------------------------    ------------------------
                                                            Other Annual
Name and                    Fiscal                          Compensation    Awards of   All other
Principal Position          Year      Salary(l)     Bonus       (3)         Options     Compensation
- - ------------------------    ------    ---------     -----    -----------     --------   ------------
James C. Richardson, Jr.    1996     $487,550(2)     --         --             --            --
 President, Chief           1995     $487,550(2)     --         --             --            --
 Executive Officer          1994     $625,000(2)     --         --             --            --

Richard F. Howard           1996     $495,000(2)     --         --             --            --
 Chairman of the Board      1995     $495,000(2)     --         --             --            --
 and Secretary              1994     $640,000(2)     --         --             --            --

James M. Templeton          1996     $200,000(2)     --         --             --            --
 Senior Vice President      1995     $200,000(2)     --         --             --            --
 of Franchising and         1994     $165,000(2)     --         --             --            --
    Real Estate

Bobby G. Holman             1996     $130,000        --       17,656(4)        --            --
 Chief Financial Officer    1995     $104,400(5)     --         --           62,500(6)       --
 and Treasurer              1994        --           --         --             --            --

Larry D. Hefner             1996      $70,000      $48,135       --            --            --
  Vice President,           1995      $57,850      $52,237       --          25,000(6)       --
  Procurement               1994      $50,000      $39,500       --            --            --



(1) Includes the Company's contribution under the Employee Profit-Sharing and Salary Deferral Plan. The Company provides this benefit only upon salary amounts, and not upon amounts paid to HERTH Management, Inc. for manage-ment services. Also includes the Company's matching portion under its Employee Stock Purchase Plan.

(2) Represents compensation paid to HERTH Management, Inc. for management services rendered. See CERTAIN TRANSACTIONS. Amounts assigned to each officer represent the allocation provided the Company by HERTH Management, Inc. at the Company's request, and may not represent any sum actually paid to these persons by HERTH.

(3) All other compensation, consisting of basic perquisites are not discussed since the amounts paid do not exceed the lesser of 10% of salary and bonus or other annual compensation, or $50,000, in any one year.

(4)  Reimbursement for moving expenses.

(5)  Represents a partial year.  Mr. Holman was hired in May, 1994.

(6) Mr. Holman and Mr. Hefner were granted options to purchase 62,500 shares and 25,000 shares, respectively (as adjusted for a subsequent stock split), during Fiscal 1995, under the Company's Incentive Stock Option Plan, which is exercisable as to 20% after each year of service after issuance. All options are issued at the closing price of the Company's stock at the date of issuance, which was $4.00 and $5.20, respectively (as adjusted for a subsequent stock split). See EXECUTIVE COMPENSATION - Compensation Plans.



     The following table presents options exercised during the last fiscal year and the value of unexercised options at February 23, 1996.



                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTION VALUES
                                                                Number of           Value of
                                                                Securities          Unexercised
                                                                Underlying          In-the-Money
                                                                Unexercised         Options
                                                                Options at          at Fiscal
                                                                Fiscal Year End     Year End
                                                                ---------------     -------------
                              Shares Acquired     Value         Exercisable/        Exercisable/
Name                          On Exercise         Realized      Unexercisable       Unexercisable
- - ------------------------      ---------------     --------      ---------------     -------------
James C. Richardson, Jr.          -0-               -0-            125,000/           $165,625/
                                                                     -0-                 -0-

Richard F. Howard                 -0-               -0-            125,000/           $165,625/
                                                                     -0-                 -0-

James M. Templeton                -0-               -0-             62,500/           $ 73,438/
                                                                     -0-                 -0-

Bobby G. Holman                   -0-               -0-             12,500/           $  4,688/
                                                                    50,000              18,750

Larry D. Hefner                   -0-               -0-              5,000/           $   -0-/
                                                                    20,000                -0-


     WSMP, Inc. has not during fiscal 1996 adjusted or amended the exercise price on stock options previously awarded to these executive officers, except to reflect a 5-4 stock split which was declared in fiscal 1995, but which occurred in fiscal 1996.

COMPENSATION PLANS.
- - ------------------
     1987 Incentive Stock Option Plan.  The Company's 1987 Incentive Stock
     --------------------------------
Option Plan (the "Option Plan") provides for the issuance of up to 625,000 shares of Common Stock to key employees, including officers, of the Company. The Option Plan is administered by a committee of the Board of Directors, none of which are eligible to participate in the plan, which may grant Incentive Stock Options ("ISOs") or non-qualified stock options to eligible employees. The Committee determines who will receive ISOs and non-qualified options, subject to the limitations contained in the Option Plan, and the terms of such options, including price, duration, number of shares covered and timing of exercise.

        No options issued under the Option Plan may be granted at an exer-cise price of less than 100% of the fair market value of the Common Stock at the date of the grant. ISOs granted under the Option Plan are intended to qualify as "incentive stock options" pursuant to Section 422A of the Internal Revenue Code of 1986 ("the Code"), and are subject to the additional restric-tions of issuance and exercise prescribed by the Code and the Option Plan. No options are transferable and, with certain exceptions, are exercisable only while the optionee is employed by the Company or within 3 months thereafter. Payment shall be made in cash or, at the discretion of the Committee, by the surrender of shares of Common Stock.

        No options were issued under the Option Plan during fiscal 1996, and no options were exercised by the Chief Executive Officer or the four other named officers during fiscal 1996.

     1987 Special Stock Option Plan.  The Company's 1987 Special Stock Option
     ------------------------------
Plan (the "Special Plan") provides for the issuance of up to 625,000 shares of Common Stock to key management employees, including officers of the Company. The Special Plan is administered by a committee of the Board of Directors, none of whom are eligible to participate in the plan, who make recommendations to the Board of Directors; the Board then authorizes the granting of options. All options granted under the Special Plan are non-qualified stock options. The Board, upon recommendation of the Committee, determines the price, duration, number of shares covered, and timing of exercise, subject to the limitations contained in the Special Plan. All options must be granted at not less than 100% of the fair market value of the Common Stock at the date of the grant, and the option price is payable in cash at the time of exercise.

     The options are exercisable immediately, and terminate 10 years from the date of issuance. At the death of a grantee, the option can be exercised by his executor or personal representative; otherwise, options are not transfer-able and may not be assigned, pledged or hypothecated. Shares subject to the option are to be adjusted in case of any stock split, stock dividend, or recapi-talization of the Company.

     No options were issued under the Special Plan during fiscal 1996, and no options were exercised by a grantee during fiscal 1996.

     Employee Profit-Sharing and Salary Deferral Plan.  In 1987, the Company
     ------------------------------------------------
established its Employee Profit-Sharing and Salary Deferral Plan (the "Profit-Sharing Plan") for employees of the Company. In general, employees who have attained age 21, and been employed for one year are eligible to participate. Participants may allocate up to the lesser of 20% of their salary, or $9,500, to the Profit-Sharing Plan on a pre-tax basis pursuant to Section 401(k) of the Code. The Company contributes an amount equal to 25% of the first 8% or up to an additional 2% of salary. Participant and Company contributions are invested in annuity contracts.

     Participant contributions to the Profit-Sharing Plan are vested immedi-ately; Company contributions vest completely after six years of service. No withdrawals under the Profit-Sharing Plan during Fiscal 1996 attributable to the Company's contributions were made by any executive officer.

     The executive officers of the Company who are paid pursuant to a manage-ment agreement with HERTH Management, Inc. do not participate in the Profit-Sharing Plan as to any amount received by HERTH Management, Inc.

     1994 Employee Stock Purchase Plan.  The Company's l994 Employee Stock
     ---------------------------------
Purchase Plan allows all eligible Company employees, including all officers and directors, to participate in purchasing Company stock under advantageous condi-tions. Employees who have attained age 21 and been employed by the Company or its subsidiaries for at least 90 days may elect to participate. Employee con-tributions are generally by payroll deductions, and may range from $10.00 per week up to 10% of base salary. Company officers not compensated by the Company and Directors may contribute up to $500 per month. The Company matches 25% of the contribution of a participant on a monthly basis. All contributions vest when credited to a participant's account. The executive officers of the Company who are paid pursuant to a management agreement with HERTH Management, Inc. do not participate in the Stock Purchase Plan as to any amount received by HERTH Management, Inc.

     All contributions are paid over to the Trustee Bank, which purchases shares of the Company's common stock and allocates to participants their pro rata shares of such purchases. Participants vote all whole shares of stock credited to their accounts. The Trustee Bank votes fractional shares.

     The Trustee Bank, which serves at the pleasure of the Board of Directors, is Lincoln Bank of North Carolina, in Lincolnton, North Carolina.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
- - ----------------------------------------------
     It is the responsibility of the Executive Compensation Committee to advise management and the Board of Directors on matters pertaining to compensation arrangements for executive employees, as well as for the administration of the Company's stock option plans. The members of this committee are all independent, non-employee directors. Following review and approval by the Executive Compensation Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval.

Compensation Principles.
- - -----------------------
     In determining compensation for executive officers, the Company believes that compensation should be 1) based in part upon the Company's performance, by the use of bonuses or stock options which do this, 2) based in part upon the individual contributions and attainment of goals of each officer and the performance of management as a group, and 3) based in part upon compensation paid by other companies to similarly situated management.

     The Company's executive compensation program consists of salary, bonus, long-term compensation and other benefits. Specific targets are not utilized by the Committee in determining the level of any of these individual components of overall compensation. Rather, the Committee seeks to formulate an overall compensation package which approximates in value the median range of overall compensation paid to executives of the comparison group. Overall compensation paid to the Company's executives in fiscal 1996 was less than the median of overall compensation paid to the comparison group.

     Three of the Company's top officers (Messrs. Howard, Richardson and Templeton) are compensated pursuant to a Management Services Agreement with HERTH Management, Inc. (see CERTAIN TRANSACTIONS) entered in 1993, and which was renewed in 1995, upon ratification by the shareholders, for an additional three-year term beginning in 1996.

     The Committee uses a comparison group of similarly situated companies to compare its overall compensation. This is the same group that the Company uses in comparing shareholder returns over the past five years (see PERFORMANCE GRAPH). Also, the Committee intermittently retains a private economist to review compensation paid under the Management Services Agreement for its reasonableness. The Committee believes that these are two appropriate methods of comparing compensation.

     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation paid or accrued with respect to its five most highly compensated officers. The Company does not feel that the fiscal 1996 compensation exceeded this limit, and the Committee has not established a policy should the limit be exceeded by future compensation.

Executive Compensation.
- - ----------------------
     The Committee measures management's performance using longer-term (1 1/2 to 2 years) objectives of the Company, and developing criteria based upon these longer-term goals. The Committee reviews the Company's business plan, as approved by the Board of Directors, and determines whether the Company has met its goals thereunder, as well as whether individual officers have accomplished the goals assigned to them. Several elements of the performance of an officer are based upon non-numerical performance criteria, such as level of responsibility in the Company, comparable compensation of other executives, individual merit performance or improvements in administration; other elements are tied to management's performance as a group in achieving corporate goals, such as financial performance, profit margins, the elimination of waste in manufacturing, or restoration of working capital. The Committee also compares the Company's return to shareholders with that for other similarly situated companies in a peer group approach. No mathematical weights are assigned to these individual criteria.

      The performances of executive officers compensated under the HERTH Agreement, like those of other executive officers of the Company, are evaluated by the Committee using the criteria previously set forth. Although the compensation payable to HERTH is only adjustable every three years, the Committee feels that the Company has the authority, under principles of con-tract law, to re-negotiate or even terminate the Management Services Agreement, should the officers employed under this agreement fail to substantially comply with the terms of the agreement.

     Performance based-criteria are generally considered as a whole, so that specific performance targets may be waived or adjusted as long as, on the whole, performance targets have been met. Concerning this aspect of compensa-tion, the Committee considered that the Company did not achieve profitability during the past fiscal year, primarily because of 1) the loss by a co-packer of the Company's bakery division of a substantial account, 2) the recall of a ham curing division product because of insufficient curing time, and 3) harsh winter weather that effected the restaurant division's restaurant performance; they further considered the extent to which some of these factors were beyond the control of management. The Committee also considered management's timely actions in addressing and working to correct these problems, and the fact that other performance-based criteria were met, and concluded that it should monitor the impact of such corrective action over the course of the coming year.

Chief Executive Officer Compensation.
- - ------------------------------------
     Mr. Richardson's compensation as Chief Executive Officer (subsumed under the HERTH agreement), and the evaluation of his performance as Chief Executive Officer, is consistent with the compensation principles described above and reflected the performance of the Company and Mr. Richardson. Determination of adequate compensation was qualitative in nature and based upon a variety of factors, including comparison group compensation data, attainment of various corporate goals, financial and operating performance, individual performance and other factors. Specifically, important corporate goals, and his leadership in achieving these goals, were considered by the Committee.

                              THE EXECUTIVE COMPENSATION COMMITTEE
                              LEWIS C. LANIER, CHAIRMAN
                              WILLIAM R. MCDONALD III
                              RICHARD F. HENDRICKSON
                              MILES M. ALDRIDGE


COMPENSATION COMMITTEE INTERLOCKINGS AND INSIDER PARTICIPATION.
- - --------------------------------------------------------------
The Executive Compensation Committee does not include any employee or former or current officers of the Company. There are no "interlocking" memberships between WSMP's Executive Compensation Committee and any other company's compensation committee.

STOCK PRICE PERFORMANCE GRAPH.
- - -----------------------------
     The following graph presents a five year comparison of cumulative shareholder returns for the Company, the Standard & Poor's Composite Index and a Company-constructed peer group that reflects the performance of various companies that are similar to the Company in industry or line of business, over the five year period beginning February 22, 1991 and ending February 23, 1996. The graph assumes that $100 is invested on February 22, 1991, in WSMP, Inc. common stock, the Standard & Poor's Composite Index and in the Company constructed peer group.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 FOR THE YEAR ENDED FEBRUARY, 1996






                               [GRAPH HERE]






                Index      Year       Year       Year      Year       Year
                 at       Ending     Ending     Ending    Ending     Ending
               2/22/91    2/28/92    2/26/93    2/25/94   2/24/95    2/23/96
               -------    -------    -------    -------   -------    -------

WSMP, Inc.:     $100       $170        $222        $163     $193       $162
S&P Composite
  Index:        $100       $116        $129        $139     $150       $208
Peer Group:     $100       $118        $128        $127     $118       $133



     The Company-constructed peer group consists of Family Steakhouses of Florida, Flagstar Companies, Inc., Flowers Industries, Inc., Interstate Bakeries Corp., Perkins Family Restaurant LP, Piemonte Foods Corp., Po' Folks, Inc., Stacey's Buffet, Inc., and Thorne Apple Valley, Inc. The returns of each group member were weighted according to the member's stock market capitaliza-tion at the beginning of each period for which a return is indicated.

                           CERTAIN TRANSACTIONS

     HERTH Management, Inc. ("HERTH") provides management services to the Company, reviews and supervises financing, provides cost analysis services, real estate services, strategic planning services, and reviews franchisee relationships. HERTH provides the full time services of Messrs. Howard, Richardson and Templeton and the part-time services of Messrs. Edgell and Sherrill. The Company currently operates under a written contract with HERTH, which was approved by the Shareholders of the Company at their 1995 annual meeting, which provides for an annual compensation rate of $1,500,000 per year and expires in 1999. Messrs. Howard, Richardson and Templeton are also paid salaries by the Company of $1.00 each per year. HERTH is a corporation whose shareholders are Howard, Richardson, Templeton and Edgell, and whose officers are Howard, Richardson and Templeton. This Contract was assigned from RSH Management, Inc. to HERTH Management, Inc. with the consent of the Company in 1993. RSH previously provided management services to WSMP, Inc. from 1988 through 1993. RSH's Shareholders are Howard, Edgell, Richardson, Hunsucker, Lyerly and Templeton, and its officers are Howard, Richardson and Templeton.

     The Company believes that the terms of this Agreement are at least as favorable as could have been obtained in an arms-length transaction. See EXECUTIVE COMPENSATION.

     The Company maintains fire and general property, automobile liability, premises liability, product liability, worker's compensation, director and officer liability, and certain key employee life insurance coverages, which insurance has been provided since prior to 1979, through County-Wide Insurance Agency, Inc. ("County-Wide"). County-Wide received payments of $1,334,000 during fiscal 1996 in connection with such insurance, of which sums County-Wide retained approximately ten percent as commissions. Charles F. Connor, Jr., who is an approximately 10% shareholder, is a principal of County-Wide. The Company periodically (approximately every 3 years) places its insurance requirements out to bid in order to insure that its prices paid are as fair and equitable as could be obtained through unaffiliated parties.

     Denver Equipment Company ("Denver") and Howard Furniture Company ("Howard") are companies which sell restaurant equipment and supplies, and restaurant furnishings, respectively, to the Company, as well as to affiliated and unaffiliated franchises and to the public in general. During fiscal 1996, Denver was paid a total of $446,000, and Howard a total of $36,000, for purchases made by the Company. These companies have as their major owner Richard S. Howard, the father of director Richard F. Howard; and Charles F. Connor, Jr. is a 10% owner of Denver. The Company believes that the furnish-ings and equipment purchased from Denver and Howard were purchased on terms as fair and equitable as could have been obtained from unaffiliated third parties.

     During fiscal 1996, WSMP agreed with its senior lenders to liquidate certain secured promissory notes it was holding. Most of this indebtedness, which totalled $1,440,000, consisted of purchase money promissory notes received by WSMP upon various sales of real estate to third parties, which notes were secured by purchase money mortgages on the properties sold.

     Mr. Templeton offered to purchase these notes for cash, and the Company accepted his offer at a price representative of 75% of the present amounts that were due and owing under the notes, or $1,080,000. Management felt these purchase money notes to be high risk indebtedness and determined that Mr. Templeton's offer was as fair and equitable as could be obtained from unaffiliated parties who deal in high risk mortgage-backed indebtedness. Management further feels that the terms of its agreement with Mr. Templeton, and the discount given from present amounts due, were just as favorable, if not more favorable, to WSMP than the Company could have obtained from any commercial purchaser of such notes on an arms-length basis.

     WSMP had in previous years acquired ownership interests in three "Sage-brush Steakhouse and Saloon" restaurants, located in Knoxville, Tennessee, Asheville, North Carolina, and Rock Hill, South Carolina. These restaurants were developed by a group led by Charles F. Connor, Jr., a former officer and director of WSMP who presently owns approximately 10% of the Company's out-standing stock. James C. Richardson also held interests in nine of these restaurants.

        During fiscal 1996, Sagebrush, Inc., the parent company of the "Sagebrush Steakhouse and Saloon" chain, made an initial public offering of its stock. As part of this offering Sagebrush, Inc. completed a corporate reor-ganization by which it issued Sagebrush common stock to the owners of its Sagebrush restaurants in exchange for their interests in the restaurants.
Under this arrangement WSMP or its wholly-owned subsidiaries received 111,983 shares of Sagebrush, Inc. common stock valued at $783,881 at the offering price of $7.00 per share and $87,000 in cash. This stock represents less than 2% of the Sagebrush shares outstanding after the offering. Mr. Connor received 1,474,241 shares, or approximately 23% of the outstanding shares, and $1,146,632 in cash. Mr. Richardson received 176,085 shares and $137,000 in cash.

     This reorganization took place pursuant to the report of an independent certified public accounting firm which valued the 22 corporations which operated "Sagebrush Steakhouse and Saloon" restaurants, including the three corporations in which WSMP owned interests, and determined their pro-rata ownership of Sagebrush stock in the reorganization. WSMP feels that under such circumstances the valuation and the reorganization were fair and equitable to the Company, irrespective of any affiliation among Connor, Sagebrush, and WSMP.

     Messrs. Hash, Howard, and Connor own interests in an aggregate of 26 of the Company's franchised restaurants. Royalty fees, accounting fees, and advertising fees to the Company from these restaurants aggregated $1,079,000 during fiscal 1996. No receivables from any of these restaurants were written off during the last fiscal year.

     The Company from time to time may enter into restaurant joint ventures, or sales or leases of vacant restaurant properties, with entities which may include Messrs. Connor, Richardson, Hash or Howard upon such terms and conditions as the Company finds acceptable, and upon terms as fair and equitable as could be obtained with an unaffiliated third party. No transac-tions of this nature were entered into during fiscal 1996.

     Since 1981, the Company has utilized Bradford Communications, Inc. ("BCI") to provide the Company with certain marketing and advertising services. As a part of its services to the Company, BCI develops advertising programs for all segments of the Company, including contracting for media space and time and placing all advertising for Company-owned and operated restaurants, as well as developing marketing tools for the food manufacturing divisions. During fiscal 1996, the Company paid BCI a total of $175,000 for media plan development and research, development of advertising concepts and associated services and $497,000 for media costs and other associated expenses for a total of $672,000. Of the total received by BCI, it paid out on behalf of the Company $356,000 for media and media-related printing expenses, and $191,000 for non-media related printing expenses, mechanical and consultant costs, for a total of $547,000. BCI renders such services to the public in general. The owner of BCI, E. Edwin Bradford, has been a director of the Company since 1993.

     All material transactions with affiliated parties of the Company are first reviewed by the Sensitive Transactions Committee of the Board, which is made up of four outside directors. Upon recommendation of this Committee, such transactions are then presented to the Board, where they must be approved by a majority of the independent directors. Also, the Company periodically obtains bids, quotations or appraisals from unaffiliated third parties to ensure that the products and services received from affiliates are on terms at least as fair and equitable to the Company as could have been obtained from unaffiliated third parties.

                RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The firm of Deloitte & Touche LLP has served as independent auditors for the Company since 1982.

     A representative of Deloitte & Touche LLP will attend the annual meeting to respond to appropriate questions raised by shareholders.

                              OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. If matters other than the foregoing should arise at the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy.

                        1997 SHAREHOLDER PROPOSALS

     The Company welcomes comments or suggestions from its shareholders, including any recommendations shareholders may have as to future directors of the Company. In the event that a shareholder desires to have a proposal formally considered at the 1997 Annual Shareholders' Meeting, and included in the Proxy Statement for that meeting, the proposal must be received in writing by the Company on or before February 5, 1997.

                                 GENERAL

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company in person or by telephone (acting without extra compensation). The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also be called upon to solicit proxies by telephone and mail. Brokers, dealers, banks, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the benefi-cial owners of the Common Stock held of record by such persons and will be reimbursed for reasonable out-of-pocket expenses incurred by them in so doing.

     The Annual Report to Shareholders for the year ending February 23, 1996, which includes financial statements, has been mailed with this Proxy Statement and does not form a part of the material for the solicitation of proxies. If, upon receipt of your proxy material, you have not received the Annual Report, please write or call the Company's Chief Financial Officer, (704) 459-7626, and a copy will be forwarded to you.

     Please complete, sign, and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.
                    By Order of the Board of Directors,

                    RICHARD F. HOWARD
                    Secretary






                              WSMP, INC.

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - June 27, 1996

     THIS PROXY IS SOLICITED ON BEHALF OF WSMP INC.'S BOARD OF DIRECTORS

The undersigned hereby appoints James C. Richardson, Jr., Richard F. Howard and Bobby G. Holman, and each of them proxies for the undersigned, with full power of substitution, to vote all shares of WSMP, Inc. in Hickory, North Carolina, on Thursday, June 27, 1996, at 10:00 a.m., or at any adjournment thereof, upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE MARK THIS PROXY AS INDICATED BELOW TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEEDED TO BE CHECKED.



1.  ELECTION OF DIRECTORS (Item No. 1)

    ---- VOTE FOR three nominees
    ---- (Richardson, Hendrickson, Holman)
      to terms of 3 years, as set forth in this Proxy Statement

    ---- VOTE FOR ALL EXCEPT
    ------------------------

    ------------------------

    ---- VOTE WITHHELD from all nominees


To vote for all directors, mark the VOTE FOR box in Item 1. To withhold voting for all nominees, mark the VOTE WITHHELD box. To withhold voting for a particular nominee, mark the VOTE FOR ALL EXCEPT box and enter name(s) of the exception(s) in the space provided; your shares will be voted for the remaining nominees.



                     (Continued on Other Side)





WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEM NO. 1.

Receipt is hereby acknowledged of the WSMP, Inc., Notice of Meeting and Proxy Statement.

               Dated:                          , 1996
                     --------------------------


               --------------------------------------

               --------------------------------------
                   (Signature of Shareholder(s)

Important: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.


PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.